 Issuer Free Writing Prospectus
September 19, 2007
Filed pursuant to Rule 433
Registration Statement No. 333-104752
Final Term Sheet

Issuer:	Weyerhaeuser Company

Size:	$450,000,000

Security Type:	Floating Rate Senior Notes

Maturity:	September 24, 2009

Coupon:	3 Month LIBOR Reuters plus 1.00%, accruing from September 24, 2007

Price to Public:	100% of face amount, plus accrued interest, if any

Proceeds (Before Expenses) to Issuer:	$448,425,000 (99.650% of face amount)

Interest Payment Dates:	March 24, June 24, September 24, and December 24, commencing
December 24, 2007

First Interest Period:	From and including September 24, 2007 to but excluding the
interest payment date falling in December 2007

Day Count Convention	Actual/360

Trade Date:	September 19, 2007

Settlement Date:	September 24, 2007 (T+3)

Denominations	$2,000 x $1,000

CUSIP:	962166BU7

Ratings:	Baa2 by Moody’s Investors Service, Inc. (negative outlook)
BBB by Standard & Poor’s Ratings Services (negative watch)

Joint Bookrunners:	J.P. Morgan Securities Inc.
Banc of America Securities LLC

Co-Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Banc of America Securities LLC toll free at 1-800-294-1322.
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